Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
(918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Increased Coal Sales and Production Volumes, Revenues, Net Income and EBITDA; Raises Quarterly Unitholder Distribution by 2.0% to $1.175 Per Unit

TULSA, OKLAHOMA, October 28, 2013 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported increased financial and operating results for the quarter ended September 30, 2013 (the “2013 Quarter”).  Led by higher coal sales volumes in the 2013 Quarter, revenues climbed to $537.2 million, an increase of 5.0% compared to the quarter ended September 30, 2012 (the “2012 Quarter”).  Increased revenues and coal sales volumes contributed to higher net income, which jumped 44.1% to $87.2 million, or $1.50 per basic and diluted limited partner unit, and EBITDA, which rose 24.3% to $158.5 million.  Comparative results were also impacted by a non-cash asset impairment charge of $19.0 million at the Pontiki mining complex in the 2012 Quarter.  (For a definition of EBITDA, Adjusted EBITDA and related reconciliations to the most comparable GAAP financial measure, please see the end of this release.)

ARLP also announced that the Board of Directors of its managing general partner (the “Board”) increased the cash distribution to unitholders for the 2013 Quarter to $1.175 per unit (an annualized rate of $4.70 per unit), payable on November 14, 2013 to all unitholders of record as of the close of trading on November 7, 2013.  The announced distribution represents an 8.3% increase over the cash distribution of $1.085 per unit for the 2012 Quarter and a 2.0% increase over the cash distribution of $1.1525 per unit for the 2013 second quarter (the “Sequential Quarter”).

“Posting increases to coal sales and production volumes, revenues, EBITDA and net income, ARLP once again delivered growth in the 2013 Quarter,” said Joseph W. Craft III, President and Chief Executive Officer.  “The high performance of our teams and continued focus on expanding ARLP’s presence in the Illinois Basin and Northern Appalachian markets has allowed us to succeed in the current challenging market environment. Our solid contract portfolio and ongoing growth projects also leave ARLP well positioned for the future.  We are pleased to share these successes with our unitholders, as the Board elected to increase quarterly cash distributions for the twenty-second consecutive quarter.”

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Consolidated Financial Results

Three Months Ended September 30, 2013 Compared to Three Months Ended September 30, 2012

During the 2013 Quarter, increased volumes at the Tunnel Ridge longwall operation and strong performance at the River View, Gibson North and Dotiki mines, drove coal sales volumes up 6.7% to 9.5 million tons and production volumes higher by 7.6% to 9.7 million tons, both as compared to the 2012 Quarter.  Volume growth more than offset lower average coal sales prices, leading to increased revenues, EBITDA and net income in the 2013 Quarter.

Compared to the 2012 Quarter, increased coal sales and production volumes resulted in increased sales-related expenses, materials and supplies expenses, labor-related expenses and maintenance costs, which combined to push operating expenses in the 2013 Quarter higher by 2.2% to $346.0 million.  Coal brokerage and purchasing activity declined in the 2013 Quarter, resulting in a $3.8 million reduction in outside coal purchases.  On a per ton basis, increased coal sales volumes contributed to lower Segment Adjusted EBITDA Expense per ton in the 2013 Quarter, which declined 5.3% compared to the 2012 Quarter.

General and administrative expenses increased $1.3 million to $14.9 million in the 2013 Quarter compared to the 2012 Quarter, primarily as a result of higher incentive compensation expenses. Depreciation, depletion and amortization increased $6.3 million to $66.1 million in the 2013 Quarter compared to the 2012 Quarter, primarily as a result of the increased production volumes mentioned above, as well as capital expenditures related to production expansion and infrastructure investments at various operations.

As anticipated, ARLP’s financial results for both the 2013 and 2012 Quarters were negatively impacted by losses related to White Oak’s development of its Mine No.1.  Since our equity investment in White Oak entitles ARLP to receive substantially all distributions from White Oak until we achieve our contractual preferred return, ARLP currently reflects substantially all of White Oak’s income and losses in its financial results.  Reported net equity in loss of affiliates of $6.0 million for the 2013 Quarter and $2.8 million for the 2012 Quarter was primarily due to the allocation of losses related to White Oak’s mine development activities.

Nine Months Ended September 30, 2013 Compared to Nine Months Ended September 30, 2012

For the nine months ended September 30, 2013 (the “2013 Period”), increases at the River View, Gibson North and Tunnel Ridge mines and production from the Onton mine, which we acquired in April 2012, led to record production and sales volumes as tons produced climbed 15.3% and tons sold increased 14.3% compared to the nine months ended September 30, 2012 (the “2012 Period”).  Higher coal sales volumes drove 2013 Period revenues to a record $1.6 billion, an increase of 10.4% compared to the 2012 Period.  The increase in coal sales volumes was partially offset by lower average coal sales prices, which decreased to $54.95 per ton sold in the 2013 Period compared to $56.77 per ton sold for the 2012 Period, primarily due to ARLP electing not to participate in the weak metallurgical export markets in the 2013 Period.  For the 2013 Period, EBITDA increased 23.0% to a record $510.0 million and net income rose 23.1% to $294.2 million, or $5.41 of net income per basic and diluted limited partner unit.

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Regional Results and Analysis

(in millions, except per ton data)	2013 Third Quarter	2012 Third Quarter	% Change Quarter / Quarter	2013 Second Quarter	% Change Sequential

Illinois Basin
Tons sold	7.598	6.919	9.8%	7.547	0.7%
Coal sales price per ton (1)	$52.13	$52.20	(0.1)%	$52.65	(1.0)%
Segment Adjusted EBITDA Expense per ton (2)	$31.58	$32.04	(1.4)%	$30.96	2.0%
Segment Adjusted EBITDA (2)	$156.8	$140.3	11.8%	$164.6	(4.7)%

Central Appalachia
Tons sold	0.490	0.523	(6.3)%	0.498	(1.6)%
Coal sales price per ton (1)	$81.49	$79.96	1.9%	$82.70	(1.5)%
Segment Adjusted EBITDA Expense per ton (2)	$61.89	$68.04	(9.0)%	$62.53	(1.0)%
Segment Adjusted EBITDA (2)	$9.8	$6.2	58.1%	$10.2	(3.9)%

Northern Appalachia
Tons sold	1.405	1.468	(4.3)%	1.760	(20.2)%
Coal sales price per ton (1)	$57.97	$65.43	(11.4)%	$57.97	—
Segment Adjusted EBITDA Expense per ton (2)	$49.41	$55.73	(11.3)%	$43.26	14.2%
Segment Adjusted EBITDA (2)	$12.9	$15.8	(18.4)%	$26.7	(51.7)%

Total (3)
Tons sold	9.504	8.910	6.7%	9.817	(3.2)%
Coal sales price per ton (1)	$54.55	$56.00	(2.6)%	$55.17	(1.1)%
Segment Adjusted EBITDA Expense per ton (2)	$36.44	$38.48	(5.3)%	$35.44	2.8%
Segment Adjusted EBITDA (2)	$173.4	$160.2	8.2%	$195.0	(11.1)%

(1)         Sales price per ton is defined as total coal sales divided by total tons sold.

(2)         For definitions of Segment Adjusted EBITDA Expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.

(3)         Total includes White Oak, other, corporate and eliminations.

On the strength of higher Illinois Basin coal sales volumes, ARLP sold 9.5 million tons of coal in the 2013 Quarter, an increase of 6.7% over the 2012 Quarter.  Coal sales volumes in the Illinois Basin increased 9.8% over the 2012 Quarter as strong sales and production performance at the River View, Dotiki and Gibson North mines more than offset the impact of a temporary halt of production operations at the Onton mine due to adverse geological conditions.  Coal sales volumes declined in Central Appalachia primarily as a result of timing differences in customer shipments during the 2013 Quarter compared to the 2012 Quarter.  In Northern Appalachia, coal sales volumes decreased due to the timing of shipments from Mettiki in the 2013 Quarter compared to the 2012 Quarter, offset in part by increased coal sales from the continued ramp-up of longwall production at the Tunnel Ridge mine.  Compared to the Sequential Quarter, Northern Appalachia coal sales declined due to a longwall move and lower coal recoveries at the Tunnel Ridge mine during the 2013 Quarter.

ARLP’s coal inventory of approximately 998,000 tons at the end of the 2013 Quarter was comparable to ending inventory of approximately 977,000 tons for the 2012 Quarter.

As anticipated, compared to the 2012 Quarter, ARLP’s total coal sales price per ton sold was lower due to the previously mentioned lack of metallurgical coal sales during the 2013 Quarter.  Coal

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sales price per ton in the 2013 Quarter decreased slightly from the Sequential Quarter, primarily due to sales mix in the Illinois Basin and timing of shipments in Central Appalachia.

Total Segment Adjusted EBITDA Expense per ton in the 2013 Quarter decreased 5.3% compared to the 2012 Quarter, primarily as a result of increased production and sales volumes, as well as reduced outside coal purchases and lower inventory costs in all regions.  In the Illinois Basin, Segment Adjusted EBITDA Expense per ton improved in the 2013 Quarter compared to the 2012 Quarter primarily due to the previously discussed strong performance at the River View Dotiki and Gibson North mines and lower workers’ compensation expense.  These improvements were offset in part by the impact of the temporary halt of production operations at the Onton mine, which is also reflected in the sequentially higher Segment Adjusted EBITDA per ton.  In Central Appalachia, Segment Adjusted EBITDA Expense per ton improved in the 2013 Quarter due to lower inventory costs and reduced repair costs.  Compared to the 2012 Quarter, Segment Adjusted EBITDA Expense per ton in Northern Appalachia benefited from the continued ramp-up of longwall production at the Tunnel Ridge mine and reduced outside coal purchases, partially offset by higher employee benefit costs, particularly medical expenses, at Mettiki.  Compared to the Sequential Quarter, Segment Adjusted EBITDA Expense per ton increased due to a longwall move and lower recoveries at the Tunnel Ridge mine during the 2013 Quarter.

Commenting on ARLP’s outlook Mr. Craft continued, “ARLP remains on track to deliver its thirteenth consecutive year of record financial and operating results in 2013.  As we look forward, ARLP is poised for more growth in 2014.  Our production will increase next year as Tunnel Ridge is currently expected to produce approximately 5.5 million tons in 2014.  In addition, our new Gibson South mine is scheduled to begin initial production in the third quarter of 2014 and longwall production at the White Oak mine development project is anticipated to begin in the second half of next year.  We also continue to enhance ARLP’s already strong contract portfolio.  During the 2013 Quarter, we secured new coal sales commitments for delivery of approximately 3.3 million tons through 2016.”

Due to the unanticipated disruption to production operations at Onton, which reduced ARLP’s expected EBITDA in the 2013 Quarter by approximately $13.3 million, ARLP currently anticipates 2013 full year results near the lower end of its previous guidance ranges for coal production, 39.3 to 39.6 million tons; coal sales volumes, 38.6 to 39.6 million tons; revenues, excluding transportation revenues, $2.165 to $2.225 billion; EBITDA, $675.0 to $695.0 million; and net income, $375.0 to $395.0 million.  The 2013 ranges for both EBITDA and net income reflect the pass through of approximately $20.0 to $30.0 million of expected losses related to ARLP’s investments in White Oak.  (For a definition of EBITDA and related reconciliation to the most comparable GAAP financial measure, please see the end of this release.)

ARLP remains fully priced and committed for its anticipated 2013 coal sales volumes.  For 2014, ARLP currently has approximately 32.6 million tons priced and committed.  In addition, ARLP currently has commitments for approximately 26.6 million tons and 20.5 million tons in 2015 and 2016, respectively, of which approximately 2.5 million tons in 2015 and 3.3 million tons in 2016 remain open to market pricing.

ARLP continues to anticipate 2013 total capital expenditures in a range of $370.0 to $400.0 million, which includes expenditures for mine expansion and infrastructure projects, maintenance capital, continued development of the Gibson South mine, and reserve acquisitions and construction of surface facilities related to the White Oak mine development project.  In addition,

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ARLP has funded $47.5 million of preferred equity investments to White Oak in 2013, bringing its total equity investment to date to $150 million.  Based on currently anticipated equity capital contributions by its partners, ARLP does not expect to make further equity investments in White Oak this year.

A conference call regarding ARLP’s 2013 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (866) 318-8615 and provide pass code 91181891.  International callers should dial (617) 399-5134 and provide the same pass code.  Investors may also listen to the call via the “investor relations” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial (888) 286-8010 and provide pass code 17544865.  International callers should dial (617) 801-6888 and provide the same pass code.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business.  Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the third largest coal producer in the eastern United States with mining operations in the Illinois Basin, Northern Appalachian and Central Appalachian coal producing regions.  ARLP operates eleven mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP is also constructing a new mine in southern Indiana and is purchasing and funding development of reserves, constructing surface facilities and making equity investments in a new mining complex in southern Illinois. In addition, ARLP operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

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The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  At the end of this release, we have included more information regarding business risks that could affect our results.

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FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in competition in coal markets and our ability to respond to such changes; changes in coal prices, which could affect our operating results and cash flows; risks associated with the expansion of our operations and properties; legislation, regulations, and court decisions and interpretations thereof, including those relating to the environment, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; adjustments made in price, volume or terms to existing coal supply agreements; fluctuations in coal demand, prices and availability; our productivity levels and margins earned on our coal sales; unexpected changes in raw material costs; unexpected changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments or projections associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; unexpected operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension, black lung benefits and other post-retirement benefit liabilities; coal market’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and renewable fuels; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2012, filed on March 1, 2013 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Tons Sold	9,504	8,910	29,019	25,383
Tons Produced	9,682	9,000	29,621	25,697

SALES AND OPERATING REVENUES:
Coal sales	$518,447	$499,003	$1,594,530	$1,441,107
Transportation revenues	11,554	5,625	23,459	17,651
Other sales and operating revenues	7,228	6,813	20,866	26,133
Total revenues	537,229	511,441	1,638,855	1,484,891

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	346,045	338,644	1,042,057	946,806
Transportation expenses	11,554	5,625	23,459	17,651
Outside coal purchases	636	4,424	2,028	34,759
General and administrative	14,893	13,598	46,736	43,939
Depreciation, depletion and amortization	66,099	59,781	198,688	154,923
Asset impairment charge	—	19,031	—	19,031
Total operating expenses	439,227	441,103	1,312,968	1,217,109

INCOME FROM OPERATIONS	98,002	70,338	325,887	267,782

Interest expense, net	(6,168)	(7,446)	(19,004)	(21,626)
Interest income	252	94	564	238
Equity in loss of affiliates, net	(5,990)	(2,832)	(15,556)	(11,040)
Other income	372	254	999	2,853
INCOME BEFORE INCOME TAXES	86,468	60,408	292,890	238,207

INCOME TAX BENEFIT	(718)	(102)	(1,307)	(726)

NET INCOME	$87,186	$60,510	$294,197	$238,933

GENERAL PARTNERS’ INTEREST IN NET INCOME	$31,052	$27,263	$91,414	$80,015

LIMITED PARTNERS’ INTEREST IN NET INCOME	$56,134	$33,247	$202,783	$158,918

BASIC AND DILUTED NET INCOME PER LIMITED PARTNER UNIT	$1.50	$0.89	$5.41	$4.25

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$1.1525	$1.0625	$3.39	$3.0775

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING — BASIC AND DILUTED	36,963,054	36,874,949	36,948,531	36,859,018

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	September 30,	December 31,
	2013	2012
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$18,871	$28,283
Trade receivables	169,916	172,724
Other receivables	1,121	1,019
Due from affiliates	740	658
Inventories	69,331	46,660
Advance royalties	11,280	11,492
Prepaid expenses and other assets	3,680	20,476
Total current assets	274,939	281,312

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	2,576,521	2,361,863
Less accumulated depreciation, depletion and amortization	(990,133)	(832,293)
Total property, plant and equipment, net	1,586,388	1,529,570

OTHER ASSETS:
Advance royalties	20,881	23,267
Equity investments in affiliates	124,345	88,513
Due from affiliate	11,150	3,084
Other long-term assets	28,945	30,226
Total other assets	185,321	145,090
TOTAL ASSETS	$2,046,648	$1,955,972

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES:
Accounts payable	$107,132	$100,174
Due to affiliates	393	327
Accrued taxes other than income taxes	22,615	19,998
Accrued payroll and related expenses	51,603	38,501
Accrued interest	6,185	1,435
Workers’ compensation and pneumoconiosis benefits	9,478	9,320
Current capital lease obligations	1,214	1,000
Other current liabilities	21,763	19,572
Current maturities, long-term debt	80,500	18,000
Total current liabilities	300,883	208,327

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	687,500	773,000
Pneumoconiosis benefits	63,921	59,931
Accrued pension benefit	31,202	31,078
Workers’ compensation	70,733	68,786
Asset retirement obligations	76,517	81,644
Long-term capital lease obligations	17,513	18,613
Other liabilities	6,831	9,147
Total long-term liabilities	954,217	1,042,199
Total liabilities	1,255,100	1,250,526

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Limited Partners - Common Unitholders 36,963,054 and 36,874,949 units outstanding, respectively	1,100,541	1,020,823
General Partners’ deficit	(268,907)	(273,113)
Accumulated other comprehensive loss	(40,086)	(42,264)
Total Partners’ Capital	791,548	705,446
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$2,046,648	$1,955,972

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2013	2012

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$550,385	$431,628

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(242,653)	(332,353)
Changes in accounts payable and accrued liabilities	(354)	(4,024)
Proceeds from sale of property, plant and equipment	124	114
Purchases of equity investment in affiliate	(47,500)	(43,100)
Payment for acquisition of business	—	(100,000)
Payments to affiliate for acquisition and development of coal reserves	(21,318)	(34,601)
Advances/loans to affiliate	(7,500)	(2,229)
Payments from affiliate	—	4,229
Other	—	546
Net cash used in investing activities	(319,201)	(511,418)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under term loan	—	250,000
Borrowings under revolving credit facilities	211,000	150,000
Payments under revolving credit facilities	(216,000)	(75,000)
Payment on term loan	—	(300,000)
Payment on long-term debt	(18,000)	(18,000)
Payments on capital lease obligations	(886)	(673)
Payment of debt issuance costs	—	(4,272)
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(3,015)	(3,734)
Cash contributions by General Partners	114	150
Distributions paid to Partners	(213,809)	(190,148)
Net cash used in financing activities	(240,596)	(191,677)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(9,412)	(271,467)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	28,283	273,528

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$18,871	$2,061

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Reconciliation of GAAP “Net Income” to non-GAAP “EBITDA” and “Adjusted EBITDA” and non-GAAP “Distributable Cash Flow” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified to reflect significant non-recurring items that may not reflect the trend of future results.  EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•                  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•                  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•                  our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•                  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe Adjusted EBITDA is a useful measure for investors because it further demonstrates the performance of our assets without regard to non-recurring charges.

Distributable cash flow (“DCF”) is defined as Adjusted EBITDA excluding equity in loss of affiliates, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures. DCF is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•                  the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders;

•                  our success in providing a cash return on investment and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates;

•                  the yield of our units, which is a quantitative standard used through the investment community with respect to publicly-traded partnerships as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).

EBITDA, Adjusted EBITDA and DCF should not be considered as alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.  EBITDA, Adjusted EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA and DCF may not be the same method used to compute similar measures reported by other companies, and EBITDA and DCF may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

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	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,	Year Ended December 31,
	2013	2012	2013	2012	2013	2013E Midpoint

Net income	$87,186	$60,510	$294,197	$238,933	$104,074	$385,000
Depreciation, depletion and amortization	66,099	59,781	198,688	154,923	68,207	272,000
Interest expense, gross	8,732	9,053	26,660	27,821	8,913	32,500
Capitalized interest	(2,816)	(1,701)	(8,220)	(6,433)	(2,873)	(5,000)
Income tax expense (benefit)	(718)	(102)	(1,307)	(726)	109	500
EBITDA	158,483	127,541	510,018	414,518	178,430	685,000
Asset impairment charge	—	19,031	—	19,031	—	—
Adjusted EBITDA	158,483	146,572	510,018	433,549	178,430	685,000
Equity in loss of affiliates, net	5,990	2,832	15,556	11,040	5,699	20,000
Interest expense, gross	(8,732)	(9,053)	(26,660)	(27,821)	(8,913)	(32,500)
Income tax (expense) benefit	718	102	1,307	726	(109)	(500)
Estimated maintenance capital expenditures (1)	(55,188)	(49,500)	(168,840)	(141,334)	(57,684)	(225,000)
Distributable Cash Flow	$101,271	$90,953	$331,381	$276,160	$117,423	$447,000

(1)  Our maintenance capital expenditures, as defined under the terms of our partnership agreement, are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2013 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $5.70 per produced ton compared to the estimated $5.50 per produced ton in 2012.  Our actual maintenance capital expenditures vary depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the Securities and Exchange Commission.

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousands, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, outside coal purchases and other income divided by tons sold.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended September 30,		Three Months Ended June 30,
	2013	2012	2013

Operating expense	$346,045	$338,644	$347,437
Outside coal purchases	636	4,424	790
Other (income) loss	(372)	(254)	(353)
Segment Adjusted EBITDA Expense	$346,309	$342,814	$347,874
Divided by tons sold	9,504	8,910	9,817
Segment Adjusted EBITDA Expense per ton	$36.44	$38.48	$35.44

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Segment Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses and asset impairment charge.

	Three Months Ended September 30,		Three Months Ended June 30,
	2013	2012	2013

Adjusted EBITDA (See reconciliation to GAAP above)	$158,483	$146,572	$178,430
General and administrative	14,893	13,598	16,597
Segment Adjusted EBITDA	$173,376	$160,170	$195,027

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